                                                                    Exhibit 99.2

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES


                                   SCHEDULE II


CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 1999, 1998 and 1997

                  Column A                        Column B             Column C             Column D       Column E
                                                                 Additions Charged To
                                                                 --------------------

                                                 Balance at                                                Balance
                                                Beginning of    Costs and      Other                      at End of
                 DESCRIPTION                       Period       Expenses     Accounts      Deductions       Period
                 -----------                       ------       --------     --------      ----------       ------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Year ended December 31, 1999                      $605,705      $461,801                  $(352,989)(1)    $714,517

Year ended December 31, 1998                      $490,000      $281,500                  $(165,795)(1)    $605,705

Year ended December 31, 1997                      $291,000      $413,678                  $(214,678)(1)    $490,000

RESERVE FOR OBSOLETE INVENTORY
OR LOWER OF COST OR MARKET:

Year ended December 31, 1999                      $350,000      $445,000                  $(350,000)(2)    $445,000

Year ended December 31, 1998                      $291,000      $350,000                  $(291,000)(2)    $350,000

Year ended December 31, 1997                      $642,000      $291,000                  $(642,000)(2)    $291,000

(1)  Amount charged off, net of recoveries.

(2)  Represents adjustment upon disposal of related inventories.





                                      -31-